Q4 FY2023 Shareholder Letter

August 23, 2023

Dear Shareholders,

Peloton’s FYQ4 performance is a reminder we operate a seasonal business. We ended Q4 with 4% Y/Y Connected Fitness (CF) subscription growth, but subscribers declined by 29 thousand on a Q/Q basis due to the seasonal slowdown in hardware sales and higher than anticipated CF subscription churn. The slowdown exceeded our expectations through May and through the first three weeks of June as consumer spending shifted toward travel and experiences. Then eight weeks ago the trend reversed itself, and we began to see a reacceleration in hardware sales.
Growth also was slowed by the seat post recall we announced on May 11th in so far as first party and third party sales of our original Peloton Bike were supply constrained by seat post availability. To date we’ve received approximately 750 thousand requests for replacement seat posts, which was more than we expected. We’ve fulfilled over 340 thousand of these requests and expect to fulfill the balance by the end of September, which is slower than Members wanted but 3 months sooner than we had originally communicated to Members.

The cost of this recall substantially exceeded our initial expectations, leading to an additional accrual of $40 million this quarter for actual costs incurred as well as anticipated future recall-related expenses. In addition, an estimated 15 to 20 thousand of our 2.2 million impacted Members elected to pause their monthly subscriptions in Q4 pending the receipt of a replacement seat post.
In my first letter to investors in May of last year I discussed our three primary goals for the business:
•stabilizing cash flow
•getting the right people in the right roles
•growing again

For the second time in the turnaround of Peloton, we achieved positive free cash flow* in the most recent quarter, excluding the DISH legal settlement, and despite the impact of the seat post recall on Q4 sales revenue. Pro-forma free cash flow was $1 million, so barely positive and only positive on a pro-forma basis, which was not the goal we set for the business. Nevertheless, we achieved an important milestone in rightsizing the cost structure of the business.

We don’t currently expect to remain free cash flow positive in the two upcoming quarters, mainly due to seasonality of our hardware sales, timing of inventory payments, marketing spend as we invest for growth and prepare for the holiday season, and one-time cash outlay for seat posts; but we do expect to achieve this objective once again in the second half of FY24.

In February 2023, I said the focus of the prior twelve months had been on stabilizing Peloton’s financial performance and that the next twelve months would focus on restoring Peloton’s growth by leaning into the future of tech-enabled fitness.

This letter reaffirms the goals I outlined for investors in February. They are:
•return to YOY revenue growth
•reach sustained positive adjusted EBITDA
•reach sustained cash flow breakeven (without pro-forma adjustment)
•attract at least 1 million prospective Members to trial the Peloton App
•restore international growth
•expand corporate wellness and other commercial partnerships
•continue reducing inventory
•continue restructuring our retail store footprint
•restructure middle mile warehouses and optimize last mile delivery network
•reach cash flow breakeven with Precor
(*) Free Cash Flow is a non-GAAP financial measure. For a reconciliation of this and each non-GAAP financial measure to their most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please see the reconciliation tables located below.

•significantly improve Member Support and the overall hardware delivery experience
•sell our Ohio manufacturing facility

As we’ve said, expanding entry points into the Peloton brand is a critical component of our growth strategy. The introduction of our rental service, which now totals over 48 thousand subscribers, and the launch of Peloton Certified Refurbished, which totaled 6.5 thousand sales in Q4, are proving to be important growth initiatives. According to our data, the rental business continues to represent a significant incremental growth opportunity, and we have just expanded bike rentals into Germany, a market we know embraces the rental model more than most.

As I previewed in my last letter, we relaunched our Brand on May 23rd to better showcase Peloton’s value proposition and its Member experience. We’re already seeing meaningful positive shifts in perception across a range of measures including gains among Gen Z and consumers who are just beginning their fitness journeys. We are also seeing a mix shift in downloads towards men, Gen Z, Black and Hispanic customers. We have shifted our advertising campaign to represent what our Members actually look like and how they live to showcase the fact that Peloton is in fact for anyone, anywhere, anytime. We know shifting consumer perception and behavior takes time, but we’re pleased with the progress we’ve already made. Kudos to Leslie Berland and our marketing team for this achievement. We’ll continue to show up in new channels and in ways that open the aperture of how we are understood.

Coinciding with the Brand relaunch we introduced new App subscription tiers. We’re starting to see early signs of success. Since the relaunch on May 23, we’ve seen more than 900 thousand App downloads, over 600 thousand of which were non-Peloton Members, representing a significant acceleration from recent trends. We’ve also seen a significantly higher mix of higher priced App tier (App+) Members ($24 vs $12.99/month) than we expected and strong growth of our newly introduced free tier as well, ending the quarter with 256 thousand free monthly active users. New users are more likely to be male, a key demographic opportunity for Peloton.

We also have just launched a global partnerships growth initiative. In July we announced a multi-year partnership with Liverpool FC, one of the world’s premier professional sports franchises. And yesterday we announced a partnership with the University of Michigan which cuts across marketing, content, access, and experiences for students, alumni, and athletes. This announcement coincides with our launch of a strategy to pursue partner opportunities with NCAA Division 1 schools. Expect to hear more announcements about additional global partners in the weeks ahead. We’re excited about our multi-prong approach to partnerships as we lean into the opportunity to grow awareness and understanding for our platform with fitness-minded consumers in co-branded settings.

We’ve also re-architected our commercial go-to-market strategy with a much simpler and more integrated offer. Our strategy includes commercial (selling bikes in segments like hospitality) and corporate wellness (offering the Peloton App as a benefit for employees). To achieve growth at scale, we had to make it much easier for enterprise clients as well as medium and small businesses to access our content and connected fitness hardware. These channels present significant growth opportunities, and we’re leaning into them more aggressively, led by Greg Hybl, as our newly appointed SVP, General Manager, Peloton for Business.

For the last ten years Peloton has been the Henry Ford of stationary bikes. We sold any color bike frame you wanted as long as you wanted black. I’m excited to announce a change in strategy. This quarter we began work to bring a variety of limited edition bike frame colors and graphics to both the consumer and commercial markets, like yesterday’s University of Michigan announcement. Expect to hear more about this exciting initiative this fall.

Finally, I want to update you on the progress we’re making to offer an innovative safety improvement to existing Tread+ Members, and bring back one of our most beloved products. This past quarter the Consumer Product Safety Commission approved our design for a new rear guard for the popular product. The approval enables us to begin retrofitting existing Tread+ products later this year, enhancing the safety of our Members. Peloton will install the rear guard for Members who request one (17 thousand requests to date). The Company expects to resume pre-sales of the popular Tread+ in the US this holiday season, with first shipments about 6 weeks later. Retail pricing for new sales of Tread+ CFUs with the new rear guard is expected to be ~$6 thousand. Initial shipments will come from existing inventory of about 10 thousand units. Once that inventory is sold, we will have to stand up a new manufacturing line in order to bring the Tread+ back to the market for residential and commercial customers. We are too early in this planning process to estimate first delivery dates.

Not since I stepped into the CEO role have we had as many new irons in the fire to drive both short- and long-term growth. It’s a BIG deal, and it serves to remind us that Peloton's transformation continues with urgency to pursue sustained, profitable growth. I expect these initiatives to accelerate our growth this fiscal year, but not this quarter. For the most part we have no operating history with these new initiatives which means we don’t know how to model their impact on our growth. For financial planning purposes this means we’ve forecast some of the expense and none of the revenue these initiatives might generate in FY24. That means there could be significant upside to our financial performance later this year, or none at all. I’m signaling significant potential upside but considerable uncertainty, in the spirit of radical transparency.

In closing, I’d like to once again thank our Members for their continued support as well as our team members for their continued dedication and hard work.

Barry McCarthy
CEO & President

FY 2023 Q4 Operating Metrics and Financial Summary

				% Change
User Metrics	Q4 FY22	Q3 FY23	Q4 FY23	Y/Y	Q/Q
Members (in millions)	6.9	6.7	6.5	(5)%	(2)%
Ending Connected Fitness Subscriptions (in millions)	2.966	3.107	3.078	4%	(1)%
Net Connected Fitness Subscription Additions (in millions)	0.004	0.074	(0.029)	(850)%	(140)%
Average Net Monthly Connected Fitness Churn	1.4%	1.1%	1.4%	0 bps	30 bps
Ending App Subscriptions (in millions)	0.980	0.853	0.828	(16)%	(3)%

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$295.6	$324.1	$220.4	(25)%	(32)%
Subscription Revenue	383.1	424.7	421.7	10%	(1)%
Total Revenue	$678.7	$748.9	$642.1	(5)%	(14)%

Connected Fitness Products Gross Profit	$(290.1)	$(17.6)	$(82.6)	72%	(369)%
Connected Fitness Products Gross Margin	(98.1)%	(5.4)%	(37.5)%	6,070 bps	(3,200) bps

Subscription Gross Profit	$260.3	$287.8	$283.6	9%	(1)%
Subscription Gross Margin	67.9%	67.8%	67.3%	(70) bps	(50) bps
Subscription Contribution Margin (1)	72.1%	72.3%	72.1%	0 bps	(30) bps

Total Gross Profit	$(29.8)	$270.2	$201.1	775%	(26)%
Total Gross Margin	(4.4)%	36.1%	31.3%	3,570 bps	(480) bps

Total Operating Expenses	$1,183.0	$536.2	$426.8	(64)%	(20)%

Net Loss	$(1,255.3)	$(275.9)	$(241.8)	81%	12%
Adjusted EBITDA (1)	$(288.7)	$(18.7)	$(34.7)	88%	(86)%

Net Cash Used in Operating Activities	$(342.2)	$(40.9)	$(55.4)	84%	(35)%
Free Cash Flow (1)	$(411.9)	$(55.3)	$(74.0)	82%	(34)%
____________________________________
(1) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS

Connected Fitness Subscriptions
We ended the quarter with 3.08 million Connected Fitness Subscriptions (also known as All-Access Members, or AAM), reflecting a net reduction of 29 thousand in the quarter. Hardware sales were below our expectation, particularly following the announcement of our original Bike seat post recall. Weak hardware sales (and associated subscriptions) were partially offset by higher than anticipated secondary market bike sales and subscription activations. However, churn was higher than expected, impacting our ending Connected Fitness subscription count.

Connected Fitness Subscription Churn
Average Net Monthly Connected Fitness Churn for the quarter was 1.4%, higher than our internal expectation. As we discussed on last quarter's earnings call, we expected a sequential increase in churn, consistent with past seasonal fluctuations. However, we believe the original Bike seat post recall announcement contributed to higher than anticipated churn within the quarter.

Peloton App
We ended the quarter with 828 thousand Peloton App subscribers, ahead of internal expectations due to better than anticipated legacy app subscriber retention following the announcement of our new App subscription tiers.

Quarterly and Recent Highlights
Operations
Increasing the efficiency of our operations remains a top priority, and we continue to make progress across a range of operational functions. Within our hardware COGS, middle and last mile costs per unit declined 22% year over year in Q4, reflecting our warehouse consolidation efforts and continued collaboration with our third-party logistics partners.

We continue to make progress on reducing costs across our general and administrative (G&A) functions and sales and marketing (S&M). Within G&A, we reduced professional and legal fees (excluding settlements) by over 37% year over year in Q4. We've succeeded in reducing our legal, IT, insurance, and staff augmentation expenses and see opportunity to drive further savings through FY24. Reducing the fixed spending portion of our S&M expenses has been a key priority during FY23, and we've made substantial progress. In Q4, fixed spending within S&M decreased by over 25% year over year. The largest driver of fixed cost savings is our ongoing reduction of our first-party retail footprint. To date, we've closed 67 retail showrooms, and we will continue optimizing our showroom footprint over the course of FY24.

Content, Software and Community
On May 23, 2023, we launched our new App Membership Tiers. Peloton now offers five distinct Membership tiers - three newly launched App Membership Tiers (Free, App One, and App+), as well as the existing All-Access Membership (Connected Fitness Subscription for Peloton equipment owners) and Guide Membership (for Guide owners who don't also own a Peloton Bike, Bike+, Peloton Tread, or Peloton Row). The new App tiers allow beginners and enthusiasts alike to work out with or without equipment – at home, outdoors or at their gym – independently or with instruction.

We also launched Peloton Gym for each of our App tiers. Peloton Gym offers step-by-step, self-guided workouts designed by Peloton Instructors that Members can take to the gym or on the go. As with all of our App features, Peloton Gym leverages our unparalleled Instructor expertise, combined with Member feedback, to enrich our Strength modality experience over time.

For our All-Access Members, we continue to deliver on our promise of an always-improving experience across Bike, Bike+, Tread, Row, and Guide. We expanded upon our gamification experiences by launching Lanebreak on Tread globally. Peloton Tread Members can now engage in an immersive, gaming-inspired workout, an experience that was previously only offered on Bike and Bike+. We also have made iterations to Run Achievements on Tread, helping Members more easily track and measure their performance. On the personal records page, Tread Members are now able to view their current run achievements alongside their output personal record ("PR").

Building on our successful launch of our Bike/Bike+ rental program in the U.S. and Canada, we were pleased to bring our rental program to Germany, beginning August 9th. While we continue to optimize our rental program, our data continues to show that rentals are incremental to our subscription base, and we’re excited about expanding this low-cost, commitment-free Connected Fitness offering for Members.

We also have been testing and implementing improvements to the discovery experience and personalization algorithms, continuing efforts to showcase new content and help Members better find what they’re looking for with ease. For example, following a successful beta test, in August we launched personalized workout plans for Guide users. Research shows that both Members and prospective Members are looking for more help making progress and staying motivated to their fitness goals. Personalized Plans takes progressive, goal-based plans created by fitness experts and personalizes the recommendations to fit a Member’s interests, starting first with the goal of “Getting Stronger". We also launched 8 new rows of personalized recommendations on Tread and added a new layer of organization within our larger Class Collections (such as Artist Series) on Bike/Bike+, Tread, and Row.

We draw inspiration from the incredible Peloton community every day. Millions strong, the Peloton community drives us to be the best we can be, and their enthusiasm for Peloton led us to create our annual New York based Homecoming event in 2016 to celebrate their achievements and give Members special access to Instructors and unique Peloton experiences. This summer we've re-imagined Homecoming by creating "Peloton on Tour", a five-city, three-country traveling tour. We debuted Peloton on Tour in Los Angeles (July 13-15), then visited Atlanta (August 17-19), and will be visiting Chicago, Berlin and London in the coming months. Participating Members are able to attend live classes, participate in friendly fitness competitions, and join panel discussions and Instructor meet and greets. Member response has been very positive, and we're eager to apply learnings from this inaugural tour so we can continue to evolve our approach to in-person events that celebrate our unique Peloton community.

Q4 FINANCIAL RESULTS
Revenue
Total revenue was $642.1 million for the three months ended June 30, 2023, comprised of $220.4 million of Connected Fitness segment revenue and $421.7 million of Subscription revenue, in-line with the midpoint of our $630 million to $650 million guidance range.

Gross Profit and Margin
Total Gross profit was $201.1 million for the three months ended June 30, 2023, yielding a gross margin of 31.3% (versus our 41% guidance) and 42.2% excluding one-time items and inventory write-offs. Our Connected Fitness segment gross margin was (37.5)%.

Our Connected Fitness segment gross margin was negatively impacted by a $40.0 million increase to our seat post recall related reserve, driven by a higher than anticipated number of Member seat post requests. In addition, we booked a $25.2 million reserve accrual associated with excess Peloton Guide inventory, and a $4.8 million inventory write-off associated with other accessories. Together, these items negatively impacted our total reported gross margin by approximately 11 percentage points.

Subscription segment gross margin of 67.3% was in-line with our expectations.

Operating Expenses
Total operating expenses, including restructuring and impairment expenses, were $426.8 million for the three months ended June 30, 2023. General and administrative expense decreased by $69.3 million versus the year ago period, primarily driven by reductions in legal fees, other professional fees, and personnel related expenses. Sales and marketing expense declined $20.4 million versus the year ago period, reflecting reductions in retail showroom expenses, including rent and related retail costs and personnel related expenses. research and development expense decreased $12.8 million versus the year ago period, primarily driven by reductions in personnel related expenses and product development and research costs.

This quarter we recognized $54.1 million of impairment and restructuring expense, of which $34.1 million was non-cash. The non-cash charges were primarily related to asset write-downs and write-offs associated with capitalized qualified costs incurred in connection with internal-use software under development, the closure of retail showroom locations, and other manufacturing and software assets. Note that starting in Q1 FY24, a substantial majority of our software development costs will not be eligible for capitalization and will be recognized as research and development expense. The cash charges were comprised of $17.1 million of severance payments as well as $2.9 million relating to other items including facility exit costs.

Net Cash Used in Operating Activities, Free Cash Flow & Cash Balance
Net cash used in operating activities was $(55.4) million, including $75.0 million paid during the quarter to settle the Dish matter. Free cash flow was $(74.0) million and $1.0 million excluding the Dish matter. We ended the quarter with $813.9 million in unrestricted cash and cash equivalents. We also have access to a $400.0 million revolving credit facility, which remains undrawn to date.

Upcoming changes to our reporting metrics
Starting in fiscal year 2024, we are making changes to our reported operating metrics. We will no longer include paused Connected Fitness subscriptions in our new Ending Paid Connected Fitness Subscriptions metric, and will now treat a pause action as a churn event in our Average Net Monthly Paid Connected Fitness Subscription Churn as described below. In Q1, we also plan to report a new metric, Average Monthly Paid App Subscription Churn. These changes are designed to align our reported metrics more closely with our strategic priorities and provide additional disclosure for investors.

Ending Paid Connected Fitness Subscriptions
Ending Paid Connected Fitness Subscriptions will include all Connected Fitness Subscriptions for which we are currently receiving payment (a successful credit card billing or prepaid subscription credit or waiver). Historically, we have included a Connected Fitness Subscription that is paused for up to three months as a Connected Fitness Subscription. Because there is no payment on a paused subscription, we will no longer include paused Connected Fitness Subscriptions in our Ending Paid Connected Fitness Subscription count. The below table compares how Ending Paid Connected Fitness Subscriptions compares to our previous definition:

	Three Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
Ending Connected Fitness Subscriptions(1)	2,973,371	3,033,352	3,107,121	3,077,779
Less: Ending Paused Connected Fitness Subscriptions	(55,054)	(54,170)	(51,902)	(80,336)
Ending Paid Connected Fitness Subscriptions(2)	2,918,317	2,979,182	3,055,219	2,997,443
____________________________________
(1) Legacy reporting metric
(2) New reporting metric starting in Q1 FY24

As of June 30, 2023, the number of our Ending Paused Connected Fitness Subscriptions increased by 55% versus March 31, 2023. While we historically experience a seasonal increase in the number of paused subscriptions in Q4, we believe a significant portion of this year's outsized increase was related to our seat post recall announced on May 11, 2023, as some Members chose to pause their subscriptions while awaiting the delivery of their replacement seat post.

Average Net Monthly Paid Connected Fitness Subscription Churn
To align with the new definition of Ending Paid Connected Fitness Subscriptions above, our new quarterly Average Net Monthly Paid Connected Fitness Subscription Churn will be calculated as follows: Paid Connected Fitness Subscriber "churn count" in the quarter, divided by the average number of beginning Paid Connected Fitness Subscribers each month, divided by three months. "Churn count" is defined as quarterly CF Subscription churn events minus CF Subscription unpause events minus CF Subscription reactivations.

We refer to any cancellation or pausing of a subscription for our All Access Membership as a churn event. Because we do not receive payment for paused Connected Fitness Subscriptions, a paused Connected Fitness Subscription will now be treated as a churn event at the time the pause goes into effect, which is the start of the next billing cycle. An unpause event occurs when a pause period elapses without a cancellation and the Connected Fitness Subscription resumes, and is therefore counted as a reduction in our churn count in that period. Consistent with our previous practice, our churn count will be shown net of reactivations and our new quarterly Average Net Monthly Paid Connected Fitness Subscription Churn metric will average the monthly Connected Fitness churn percentage across the three months of the reported quarter.

To date, we have reported Average Net Monthly Connected Fitness Churn, which is defined as Connected Fitness Subscription cancellations, net of reactivations, in the quarter, divided by the average number of beginning Connected Fitness Subscriptions in each month, divided by three months. This metric does not treat a pause of a Connected Fitness Subscription as a churn event. When a Connected Fitness Subscription payment method fails, we communicate with our Members to update their payment method and make multiple attempts over several days to charge the payment method on file and reactivate the subscription. We cancel a Member's Connected Fitness Subscription when it remains unpaid for two days after their billing cycle date.

Furthermore, we have reported our Average Net Monthly Connected Fitness Churn metric net of reactivations. Under this metric, a Connected Fitness Subscriber that cancels their membership (a churn event) and resubscribes in a subsequent period is considered a reactivation and is counted as a reduction in our churn count in the period during which the Subscriber resubscribes. The table below compares how Average Net Monthly Paid Connected Fitness Churn compares to our previous definition:

	Three Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
Average Net Monthly Connected Fitness Churn(1)	1.1%	1.1%	1.1%	1.4%
Average Net Monthly Paid Connected Fitness Subscription Churn(2)	1.2%	1.2%	1.1%	1.8%
____________________________________
(1) Legacy reporting metric
(2) New reporting metric starting in Q1 FY24

In Q4, our Average Net Monthly Paid Connected Fitness Subscription churn reflects a seasonal increase in the number of paused subscriptions as well as an outsized increase in paused subscriptions related to our seat post recall, as we believe some Members chose to pause their subscriptions while awaiting the delivery of their replacement seat post. These metrics do not include data related to our App One Subscribers and App+ Subscribers.

Ending Paid App Subscriptions
Ending Paid App Subscriptions will include all App One and App+ subscriptions for which we are currently receiving payment.

Average Monthly Paid App Subscription Churn
When a Subscriber to App One or App+ cancels their membership (a churn event) and resubscribes in a subsequent period, the resubscription will be considered a new subscription (rather than a reactivation that is counted as a reduction in our churn count).

Average Paid App Subscription Churn will be calculated as follows: Paid App Subscription cancellations in the quarter, divided by the average number of beginning Paid App Subscriptions each month, divided by three months.

Q1 FY24 OUTLOOK

			Q1 FY24 Range		% Change (Midpoint)
User Metrics (in millions)	Q1 FY23	Q4 FY23	Low	High	Y/Y	Q/Q
Ending Paid Connected Fitness Subscriptions	2.92	3.00	2.95	2.96	1%	(1)%

Ending Paid App Subscriptions	0.88	0.83	0.74	0.75	(15)%	(10)%

Financial Results (dollars in millions)
Total Revenue	$616.5	$642.1	$580	$600	(4)%	(8)%

Total Gross Margin	35.2%	31.3%	46.5%	46.5%	1,127 bps	1,519 bps

Adjusted EBITDA	$(33.4)	$(34.7)	$(20)	$(10)	55%	57%

Our guidance reflects our current outlook based on performance in the quarter to date. As mentioned previously, we continue to pursue significant new growth initiatives (such as our new App subscription tiers) that are challenging to forecast. Please note that in the table above, historical periods and Q1 guidance for Ending Paid Connected Fitness Subscriptions exclude paused Connected Fitness subscriptions. Please refer to the table on page 6 for paused subscription disclosure for FY23 quarters. Our Paid App Subscription guidance reflects continued marketing investment to drive awareness and growth of our free app tier users. As a result, we expect that App marketing spend will be relatively inefficient in driving Paid App subscriber gross additions in the near term.

Our expected sequential and year over year gross margin improvement reflects continued improvements in our cost structure and operational efficiency as well as a modest continued mix-shift in Q1 revenues to subscription versus hardware revenues. For Q1, we expect modest sequential improvement to our Average Net Monthly Paid Connected Fitness churn.

As mentioned above, beginning in Q1 FY24 a substantial majority of costs incurred in connection with the development of internal-use software will not be eligible for capitalization and will be recognized as research and development expense. As such, going forward we anticipate lower than historical capital expenditures and higher research and development expense.

Our Q4 results reflect mixed performance as we continue to make progress on our transformation. Less than 18 months ago, we set out to ensure the long-term success of Peloton, and we're continuing to make progress each and every quarter. Despite unforeseen and significant headwinds, less than two years later, the underlying cost structure of the business has been dramatically improved. We are now much better equipped to drive accelerated, scaled growth in our subscriber base as we demonstrate that Peloton is truly for anyone, anytime, anywhere.

Liz Coddington
CFO

Webcast
We will host a Q&A session at 8:30 a.m. ET on Wednesday, August 23, 2023 to discuss our financial results. To participate in the live call by phone, please go to this link to register (phone registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to register at a minimum 15 minutes before the start of the call. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the first quarter of our fiscal year 2024; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; our supply chain management initiatives; details regarding and the timing of the launch of products and services; the launch of global partnership growth initiatives; our future operating results and financial position, including our ability to achieve positive free cash flow; our profitability; our business strategy and plans, including subscriber and market growth and international growth; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth and costs; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products market; our ability to maintain the value and reputation of the Peloton brand; disruption or failure of our information technology systems or websites; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; any declines in sales of our Bike and Bike+; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K reports filed with the Securities and Exchange Commission, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30,	June 30,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$813.9	$1,253.9
Accounts receivable, net	97.2	83.6
Inventories, net	522.6	1,104.5
Prepaid expenses and other current assets	205.4	192.5
Total current assets	1,639.1	2,634.6
Property and equipment, net	444.8	610.9
Intangible assets, net	25.6	41.3
Goodwill	41.2	41.2
Restricted cash	71.6	3.8
Operating lease right-of-use assets, net	524.1	662.5
Other assets	22.7	34.3
Total assets	$2,769.1	$4,028.5
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$478.4	$797.4
Deferred revenue and customer deposits	187.3	201.1
Current portion of long-term debt and other bank borrowings	7.5	7.5
Operating lease liabilities, current	83.5	86.4
Other current liabilities	4.6	13.2
Total current liabilities	761.4	1,105.5
0% Convertible senior notes, net	988.0	864.0
Term loan, net	690.9	690.0
Operating lease liabilities, non-current	593.8	725.4
Other non-current liabilities	30.1	50.7
Total liabilities	3,064.2	3,435.6
Commitments and contingencies
Stockholders’ (deficit) equity
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 338,750,774 and 308,241,938 shares issued and outstanding as of June 30, 2023 and June 30, 2022, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 18,016,853 and 30,032,078 shares issued and outstanding as of June 30, 2023 and June 30, 2022, respectively.	—	—
Additional paid-in capital	4,619.8	4,291.3
Accumulated other comprehensive income	16.8	12.2
Accumulated deficit	(4,931.8)	(3,710.6)
Total Stockholders’ (deficit) equity	(295.1)	592.9
Total liabilities and stockholders’ (deficit) equity	$2,769.1	$4,028.5

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in millions, except share and per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Revenue:
Connected Fitness Products	$220.4	$295.6	$1,130.2	$2,187.5
Subscription	421.7	383.1	1,670.1	1,394.7
Total revenue	642.1	678.7	2,800.2	3,582.1
Cost of revenue:
Connected Fitness Products	303.0	585.7	1,328.8	2,433.8
Subscription	138.1	122.8	547.9	450.0
Total cost of revenue	441.1	708.5	1,876.7	2,883.8
Gross profit	201.1	(29.8)	923.5	698.4
Operating expenses:
Sales and marketing	137.8	158.1	648.2	1,018.9
General and administrative	162.8	232.1	798.1	963.4
Research and development	72.2	84.9	318.4	359.5
Goodwill impairment	—	—	—	181.9
Impairment expense	32.6	348.0	144.5	390.5
Restructuring expense	21.5	22.2	189.4	180.7
Supplier settlements	—	337.6	22.0	337.6
Total operating expenses	426.8	1,183.0	2,120.6	3,432.4
Loss from operations	(225.8)	(1,212.8)	(1,197.1)	(2,734.0)
Other expense, net:
Interest expense	(27.4)	(16.5)	(97.1)	(43.0)
Interest income	8.7	1.1	26.4	2.3
Foreign exchanges gain (loss)	3.0	(12.7)	7.0	(31.8)
Other (expense) income, net	(0.2)	(2.3)	2.9	(1.5)
Total other expense, net	(15.8)	(30.3)	(60.9)	(74.1)
Loss before provision for income taxes	(241.6)	(1,243.1)	(1,258.0)	(2,808.1)
Income tax expense	0.2	12.2	3.7	19.6
Net loss	$(241.8)	$(1,255.3)	$(1,261.7)	$(2,827.7)
Net loss attributable to Class A and Class B common stockholders	$(241.8)	$(1,255.3)	$(1,261.7)	$(2,827.7)
Net loss per share attributable to common stockholders, basic and diluted	$(0.68)	$(3.72)	$(3.64)	$(8.77)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	355,510,222	337,799,792	346,670,699	322,368,818
Other comprehensive (loss) income:
Net unrealized (losses) gains on marketable securities	$—	$—	$—	$(0.4)
Change in foreign currency translation adjustment	(3.1)	(1.0)	3.6	(4.5)
Derivative adjustments:
Net unrealized loss on hedging derivatives	—	(1.6)	—	(6.3)
Reclassification for derivative adjustments included in Net loss	—	4.4	1.0	5.3
Total other comprehensive (loss) income	(3.1)	1.9	4.6	(5.9)
Comprehensive loss	$(244.9)	$(1,253.4)	$(1,257.1)	$(2,833.7)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended June 30,
	2023	2022	2021
Cash Flows from Operating Activities:
Net loss	$(1,261.7)	$(2,827.7)	$(189.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	124.3	142.8	63.8
Stock-based compensation expense	405.0	328.4	194.0
Non-cash operating lease expense	79.8	92.4	61.5
Amortization of premium from marketable securities	—	3.4	9.6
Amortization of debt discount and issuance costs	13.6	35.3	13.0
Goodwill impairment	—	181.9	—
Impairment expense	144.5	390.5	4.5
Net foreign currency adjustments	(7.0)	31.8	3.4
Changes in operating assets and liabilities:
Accounts receivable	(13.8)	(12.8)	15.1
Inventories	537.5	(173.7)	(587.2)
Prepaid expenses and other current assets	61.2	(32.5)	(32.3)
Other assets	7.1	(2.1)	(19.1)
Accounts payable and accrued expenses	(347.2)	(168.6)	439.8
Deferred revenue and customer deposits	(13.9)	36.8	(212.7)
Operating lease liabilities, net	(89.9)	(55.8)	(8.0)
Other liabilities	(27.3)	10.1	3.8
Net cash used in operating activities	(387.6)	(2,020.0)	(239.7)
Cash Flows from Investing Activities:
Purchases of marketable securities	—	—	(449.1)
Maturities of marketable securities	—	211.0	665.9
Sales of marketable securities	—	306.7	6.7
Capital expenditures and capitalized internal-use software development costs	(82.4)	(337.3)	(252.3)
Business combinations, net of cash acquired	—	(11.0)	(478.2)
Asset acquisitions, net of cash acquired	—	(16.0)	(78.1)
Proceeds from sales of net assets	12.4	—	—
Net cash (used in) provided by investing activities	(69.9)	153.3	(585.1)
Cash Flows from Financing Activities:
Proceeds from public offering, net of issuance costs	—	1,218.8	—
Proceeds from issuance of term loan, net of issuance costs	—	696.4	—
Proceeds from issuance of convertible notes, net of issuance costs	—	—	977.2
Principal repayment of Term Loan	(7.5)	—	—
Purchase of capped calls	—	—	(81.3)
Proceeds from employee stock purchase plan withholdings	6.9	17.3	18.0
Proceeds from exercise of stock options	79.8	84.3	57.6
Taxes withheld and paid on employee stock awards	—	—	(53.9)
Principal repayments of finance leases	(2.3)	(1.7)	(0.8)
Net cash provided by financing activities	76.8	2,015.1	916.8
Effect of exchange rate changes	8.6	(26.5)	6.7
Net change in cash, cash equivalents, and restricted cash	(372.2)	121.9	98.7

Cash, cash equivalents, and restricted cash — Beginning of period	1,257.6	1,135.7	1,037.0
Cash, cash equivalents, and restricted cash — End of period	$885.5	$1,257.6	$1,135.7
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$79.0	$1.0	$1.3
Cash paid for income taxes	$14.9	$15.2	$3.5
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$2.4	$18.7	$46.1
Stock-based compensation capitalized for software development costs	$12.1	$10.4	$6.1

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; goodwill impairment; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA does not reflect costs associated with product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect non-recurring supplier settlements; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended June 30,		Fiscal Year Ended June 30,		Three Months Ended
	2023	2022	2023	2022	March 31, 2023	September 30, 2022
	(dollars in millions)
Net loss	$(241.8)	$(1,255.3)	$(1,261.7)	$(2,827.7)	$(275.9)	$(408.5)
Adjusted to exclude the following:
Total other expense, net	15.8	30.3	60.9	74.1	9.1	33.7
Income tax expense	0.2	12.2	3.7	19.6	0.8	0.8
Depreciation and amortization expense	31.2	40.4	124.3	142.8	32.2	29.0
Stock-based compensation expense	69.8	74.8	319.9	271.8	69.3	105.3
Goodwill Impairment	—	—	—	181.9	—	—
Impairment expense	32.6	348.0	144.5	390.5	39.4	62.9
Restructuring expense	21.5	78.9	193.0	237.5	12.0	106.9
Supplier settlements	—	337.6	22.0	337.6	2.9	—
Product recall related matters(1)	40.0	13.3	80.9	62.3	9.7	28.9
Litigation and settlement expenses(2)	(4.1)	30.6	102.8	118.6	81.8	5.7
Other adjustment items	—	0.5	1.0	8.4	—	2.0
Adjusted EBITDA	$(34.7)	$(288.7)	$(208.5)	$(982.7)	$(18.7)	$(33.4)
______________________
(1) Represents adjustments and charges associated with product recall related matters, as well as accrual adjustments. These include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of zero and $14.6 million, recorded costs in Connected Fitness Products cost of revenue primarily associated with recall related matters of $40.0 million and $64.1 million, and operating expenses of zero and $2.3 million associated with recall-related hardware development costs, in each case for the three months and fiscal year ended June 30, 2023, respectively. For the three months and fiscal year ended June 30, 2022, these also include a reduction to

Connected Fitness Products revenue for actual and estimated future returns of $12.5 million and $48.9 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $0.5 million and $8.1 million, and operating expenses of $0.4 million and $5.4 million associated with recall-related hardware development costs, respectively. For the three months ended March 31, 2023, these include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(11.9) million and recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of $21.6 million. For the three months ended September 30, 2022, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $26.5 million and recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $2.5 million.
(2) Includes Dish settlement accrual of $75.0 million for the three months ended March 31, 2023 and fiscal year ended June 30, 2023. Includes litigation-related expenses for certain non-recurring patent infringement litigation and consumer arbitration for the three months and fiscal years ended June 30, 2023 and 2022, as well as for the three months ended March 31, 2023 and September 30, 2022.
Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution to Subscription Gross Profit, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Fiscal Year Ended June 30,		Three Months Ended March 31,
	2023	2022	2023	2022	2023
	(dollars in millions)
Subscription Revenue	$421.7	$383.1	$1,670.1	$1,394.7	$424.7
Less: Cost of Subscription	138.1	122.8	547.9	450.0	136.9
Subscription Gross Profit	$283.6	$260.3	$1,122.1	$944.7	$287.8
Subscription Gross Margin	67.3%	67.9%	67.2%	67.7%	67.8%
Add back:
Depreciation and amortization expense	$9.8	$8.1	$36.9	$26.8	$9.8
Stock-based compensation expense	10.5	7.6	42.8	22.7	9.7
Subscription Contribution	$303.9	$276.1	$1,201.8	$994.2	$307.2
Subscription Contribution Margin	72.1%	72.1%	72.0%	71.3%	72.3%

The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and Instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and capitalized internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Fiscal Year Ended June 30,		Three Months Ended
	2023	2022	2023	2022	March 31, 2023	December 31, 2022
	(dollars in millions)
Net cash used in operating activities	$(55.4)	$(342.2)	$(387.6)	$(2,020.0)	$(40.9)	$(88.5)
Capital expenditures and capitalized internal-use software development costs	(18.6)	(69.7)	(82.4)	(337.3)	(14.3)	(5.9)
Free Cash Flow	$(74.0)	$(411.9)	$(470.0)	$(2,357.4)	$(55.3)	$(94.4)
Adjustments to Free Cash Flow (1)	$75.0					$102.6
Adjusted Free Cash Flow	$1.0					$8.2
______________________
(1) Represents adjustments to Free Cash Flow for the Dish settlement and supplier settlement payments for the three months ended June 30, 2023 and December 31, 2022, respectively.